Exhibit 99.1

MIVA, Inc.	Press Release

U.S. MIVA Investor Relations Contact Peter Weinberg peter.weinberg@miva.com (239) 561-7229

MIVA Expects to Exceed Revenue Guidance for Third Quarter 2006

FORT MYERS, Fla. – September 21, 2006 – MIVA, Inc. (NASDAQ: MIVA), today announced it expects revenue for the third quarter ended September 30, 2006, will be above its previously issued guidance.

Based on preliminary third quarter results to date, the Company expects to exceed the upper end of the Company’s prior guidance for revenue of $38 to $40 million. The Company did not previously issue guidance for GAAP EPS, Adjusted EBITDA and Adjusted EPS. Details regarding the Company’s final third quarter 2006 financial results will be provided at a later date.

“As we indicated last quarter, we are challenged to produce consistency on the revenue front, however, we are pleased revenue is tracking ahead of our expectations this quarter,” said Peter Corrao, chief executive officer of MIVA. Although it is too early to provide a preliminary read on additional financial metrics or provide a specific revenue number for the quarter, we determined it would be appropriate to update the market sooner rather than later.”

The results announced today are preliminary and subject to change.

About MIVA®, Inc.
MIVA (NASDAQ:MIVA) is a leading independent online advertising network, dedicated exclusively to helping businesses grow. MIVA connects millions of buyers with sellers at exactly the right place and time. MIVA delivers qualified leads to advertisers, helps maximize revenue for partners, facilitates commerce for online merchants and provides relevant information to customers. The Company operates in North America, Europe and Asia.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "plan,""intend,""believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including (1) our ability to successfully execute upon our corporate strategies, (2) our ability to return to positive revenue growth, and (3) our ability to control and/or reduce costs. Additional key risks are described in MIVA's reports filed with the U.S. Securities and Exchange Commission, including the Form 10-K for fiscal 2005 and the Form 10-Q for the second quarter 2006. MIVA undertakes no obligation to update the information contained herein.

®Registered trademark of MIVA, Inc.

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